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                                                                 EXHIBIT (a)(8)

                     Form of E-Mail Reminder to Employees

   Dear                 :

   This notice relates to the Company's offer to exchange (the "Offer") certain outstanding options (the "Options") that were granted under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan and the 2001 Nonstatutory Stock Option Plan (the "2001 Plan") for restricted shares of common stock (the "Restricted Stock") which the Company will issue under the 2001 Plan. The Offer
will expire at 9:00 p.m., Pacific Standard Time, on November   , 2001 (the
"Expiration Time").

   [The following relates to employees who have tendered options] [We have received your Election Form advising us that you wish to participate in the Offer. Please note that you may still withdraw your tendered options in accordance with the terms of the Offer by delivering a Notice to Withdraw from the Offer at any time before the Expiration Time. This notice does not constitute an acceptance of your options for exchange. You will be notified as to whether we have accepted all properly tendered options for exchange after the Expiration Time.]

   [The following relates to employees who have returned an Election Form declining to tender options] [We have received your Election Form, in which you indicate that you are declining to tender options pursuant to the Offer. Please be advised that you may still decide to participate by delivering a new Election Form to Brent Satterlee, by fax at (425) 201-6185 or by hand delivery, at any time before the Expiration Time.]

   [The following relates to employees who have not returned an Election Form] [We have not received your Election Form responding to the Offer. Whether you accept the Offer or not, you need to complete and deliver the Election Form to Brent Satterlee, by fax at (425) 201-6185 or by hand delivery, before the Expiration Time. If we have not received your Election Form by Expiration Time, you will be deemed to have rejected the Offer.]

   If you have any questions about the Offer, please send an e-mail to eo@infospace.com or call (425) 709-8008.